Exhibit 10.1
May 21, 2009
Keith Kolerus
Chairman Agilysys, Inc.
28925 Fountain Parkway
Solon, Ohio 44139
Dear Keith,
Please accept this letter as notification of my resignation from the Board of Directors of Agilysys, effective immediately. It has been my sincere pleasure to hold this distinguished position, and I regret my opportunity to serve the company and its shareholders was so brief. Unfortunately, I can no longer serve the mutual best interest of both my company and Agilysys.
My experience with Agilysys and its Board has been nothing short of excellent, and I wish to express my appreciation for the welcome extended to me. I wish you all the best of success and prosperity in the future.
Sincerely,
/s/ Steve Tepedino
Steve Tepedino